Financial Institutions, Inc. Announces Quarterly Cash Dividend

WARSAW, N.Y., May 24, 2023 — Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank, SDN Insurance Agency, LLC, and Courier Capital, LLC, announced today that its Board of Directors has approved a quarterly cash dividend of $0.30 per outstanding common share.

The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock.

All dividends are payable July 3, 2023, to shareholders of record on June 15, 2023.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.0 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses throughout Western and Central New York and its Mid-Atlantic commercial loan production office serves the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com